SUNEDISON REPORTS FIRST QUARTER 2014 RESULTS

First Quarter 2014 Highlights:

•	GAAP revenue of $546.5 million and GAAP EPS of ($2.31)

•	Non-GAAP revenue of $577.6 million and non-GAAP EPS of ($0.25)

•	Solar Energy non-GAAP revenue related to 76 MW of solar energy systems, 74 MW of solar energy systems retained and 463 MW under construction at quarter end

•	Solar project pipeline grew to 3.6 GW and backlog was 1.0 GW at end of quarter

•	Closed $150 million of a $300 million non-recourse revolving construction facility

•	Closed $250 million non-recourse facility for portfolio acquisitions

St. Peters, MO, May 8, 2014 - SunEdison, Inc. (NYSE: SUNE) today announced financial results for the 2014 first quarter which reflected continued progress in solar projects retained in its Solar Energy segment and sequentially improving volumes in its Semiconductor Materials segment. Solar pipeline grew sequentially, and gross additions were 323 MW.

“During the 2014 first quarter, we continued our efforts to build and retain solar projects," said Ahmad Chatila, Chief Executive Officer. "We expect 2014 to be a strong year for solar project completions, based on our growing pipeline and our project construction plans over the next few quarters. The Semiconductor Materials segment grew units sequentially and our cost reduction and manufacturing efficiency programs are progressing well. We continue to believe that business segment remains well positioned for the long term."

Key summary financial results for the 2014 first quarter are set out in the following table. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

							US$ Millions except for EPS
Financial Highlights:	1Q'14		4Q'13		1Q'13		Qtr/Qtr			Yr/Yr
GAAP:
Net Sales	$546.5	(1)	$551.2		$443.6	(6)(7)	$(4.7)	or	(1)%	$102.9	or	23%
Gross Margin %	8.6%	(1)	(2.6)%		11.2%	(6)(7)	1,120		bps	(260)		bps
Operating (Loss) Income	$(78.1)	(1)	$(184.4)	(3)(4)	$(33.5)	(6)(7)	$106.3			$(44.6)
Net Loss	$(613.6)	(1)(2)	$(286.4)	(3)(4)(5)	$(89.4)	(6)(7)	$(327.2)			$(524.2)
EPS	$(2.31)	(1)(2)	$(1.07)	(3)(4)(5)	$(0.40)	(6)(7)	$(1.24)			$(1.91)
Non-GAAP:
Net Sales	$577.6		$960.7		$431.3	(6)	$(383.1)	or	(40)%	$146.3	or	34%
Gross Margin %	3.8%		4.9%		9.7%	(6)	(110)		bps	(590)		bps
Operating (Loss) Income	$(103.6)		$(123.5)	(3)(4)	$(41.4)	(6)	$19.9			$(62.2)
Net (Loss) Income	$(64.2)		$(128.7)	(3)(4)(5)	$(35.5)	(6)	$64.5			$(28.7)
EPS	$(0.25)		$(0.48)	(3)(4)(5)	$(0.16)	(6)	$0.23			$(0.09)
Cash Flow:
Capital Expenditures	$20.1		$31.9		$30.8		$(11.8)			$(10.7)
Cash Flow from Operations	$(215.2)		$(399.3)		$(118.6)		$184.1			$(96.6)
Free Cash Flow	$(110.8)		$(25.0)		$(110.6)		$(85.8)			$(0.2)
Note: Table unaudited

(1) Includes $14.3 million, or EPS of $0.05, related to previously deferred GAAP revenue.
(2) Includes $451.8 million, or EPS of $(1.69), related to non-cash fair value adjustments for our convertible notes related derivatives.
(3) Includes $37.0 million, or EPS of $(0.13), related to the Merano, Italy fixed asset impairment.
(4) Includes $15.2 million, or EPS of $(0.06), related to the amortization and impairment of intangible assets.
(5) Includes $75.1 million, or EPS of $(0.29), related to the loss on extinguishment of debt.
(6) Includes $25.0 million, or EPS of $0.11, due to the amendment of a supply contract with Tainergy.
(7) Includes $8.2 million, or EPS of $0.02, related to previously deferred GAAP revenue.

Cash Flow
Operating cash used in the 2014 first quarter was $215.2 million and was primarily the result of changes in working capital and project construction. Approximately $83.8 million of debt related to projects sold were assumed by counterparties, for which such cash inflows were recorded as financing activities and are not included in operating cash flows.

Free cash flow was ($110.8) million and was largely influenced by solar energy project financing and solar project construction activities, and capital expenditures. See the reconciliation of free cash flow in the financial statement tables at the end of this press release.

Capital expenditures were $20.1 million in the 2014 first quarter. Similar to the 2013 fourth quarter, the majority of 2014 first quarter capital expenditures were incurred in the Semiconductor Materials segment.

During the 2014 first quarter, the company closed on $150 million of a $300 million non-recourse construction revolver, replacing the previous $150 million revolver in place since 2012. In addition, the company closed on a $250 million non-recourse facility for the acquisition of certain renewable energy generation assets.

The company ended the 2014 first quarter with cash and cash equivalents of $463.4 million and cash committed for construction projects of $178.2 million, for a total of $641.6 million.

Earnings per Share
First quarter 2014 GAAP earnings per share was ($2.31) and non-GAAP earnings per share was ($0.25). Non-GAAP earnings per share excluded a non-cash charge of ($1.09) per share, net of tax, related to fair value adjustments on the convertible note related derivatives primarily resulting from the large increase in the company's share price during the period.

Segment Results
Effective January 1, 2014, in connection with the previously announced plan to divest a minority ownership of our Semiconductor Materials business through an initial public offering, we made the following changes in our internal financial reporting in order to align our reporting with the organizational and management structure established to manage the Semiconductor Materials segment as a standalone SEC registrant:

•
Reclassification of certain corporate costs and expenses. Prior to January 1, 2014, general corporate marketing, administrative, stock compensation, research and development and certain other costs and expenses were included in the “Corporate and Other” caption in our disclosures of financial information by reportable segment. Effective January 1, 2014, these costs and expenses will be specifically identified with the Solar Energy or Semiconductor Materials segments.

•
Reclassification of the results for the company's polysilicon operations in Merano, Italy from the Solar Energy segment to the Semiconductor Materials segment. Prior to January 1, 2014, the Merano polysilicon operations were included in the results of the Solar Energy segment. Upon the effective date of the Semiconductor Materials offering, the Merano polysilicon operations will be transferred to the Semiconductor Materials segment. Thus, effective January 1, 2014, the results of the Merano polysilicon operations were reported on this basis in our internal financial reporting.

As a result of these changes to our internal financial reporting structure, we determined that such changes should also be reflected in the reportable segments data disclosed in our consolidated financial statements and intend to file a Form 8-K with re-casted historical financial data by May 12, 2014.

Key segment financial results for the 2014 first quarter are set out in the following table. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

										US$ Millions
Segment Summary	1Q'14		4Q'13		1Q'13		Qtr/Qtr			Yr/Yr
Net Sales:
Solar Energy GAAP	$340.4	(1)	$339.6		$211.2	(6)(7)	$0.8	or	0.2%	$129.2	or	61%
Solar Energy Non-GAAP	$371.5		$749.1		$198.9	(6)	$(377.6)	or	(50.4)%	$172.6	or	87%
Semiconductor Materials	$206.1		$211.6		$232.4		$(5.5)	or	(2.6)%	$(26.3)	or	(11)%
Operating (Loss) Income:
Solar Energy GAAP	$(61.2)	(1)	$(151.8)	(2)(5)	$(28.7)	(6)(7)	$90.6			$(32.5)
Solar Energy Non-GAAP	$(86.7)		$(90.9)	(2)(5)	$(36.6)	(6)	$4.2			$(50.1)
Semiconductor Materials	$(16.9)		$(32.6)	(3)(4)	$(4.8)		$15.7			$(12.1)
Note: Table unaudited

(1) Includes $14.3 million, or EPS of $0.05, related to previously deferred GAAP revenue.
(2) Includes $15.2 million, or EPS of $(0.06), related to the amortization and impairment of intangible assets.
(3) Includes $37.0 million, or EPS of $(0.13), related to the Merano, Italy fixed asset impairment.
(4) Includes $29.6 million, or EPS of $0.11, related to a benefit from the settlement of an intercompany supply agreement.
(5) Includes $29.6 million, or EPS of $(0.11), related to a charge for the settlement of an intercompany supply agreement.
(6) Includes $25.0 million, or EPS of $0.11, due to the amendment of a supply contract with Tainergy.
(7) Includes $8.2 million, or EPS of $0.02, related to previously deferred GAAP revenue.

Solar Energy: GAAP
Solar Energy segment GAAP revenue was higher year-over-year, driven by higher solar project volume and higher sales of solar materials, partially offset by lower average prices. Solar Energy segment GAAP revenue for the 2014 first quarter and 2013 first quarter included $14.3 million and $8.2 million, respectively, of previously deferred solar project revenue. First quarter 2013 revenue also included a $25.0 million benefit related to a wafer supply contract amendment with Tainergy. GAAP revenue was slightly higher sequentially, driven by higher solar project sales volume and higher sales of solar materials, mostly offset by lower solar project pricing. In the 2014 first quarter, Solar Energy recognized GAAP revenue from solar projects totaling 78 MW, up from 55 MW in the 2013 fourth quarter and 43 MW in the 2013 first quarter. During the 2014 first quarter, 74 MW of additional projects were constructed and held on the balance sheet.

First quarter 2014 Solar Energy segment GAAP operating loss was higher year-over-year primarily because of the $25.0 million of revenue recognized on the Tainergy contract amendment during the first quarter of 2013. Operating loss was lower sequentially due primarily to higher solar project volume in the first quarter of 2014. Fourth quarter 2013 included a $15.2 million charge related to impairment of intangible assets.

Solar Energy: Non-GAAP
Solar Energy segment non-GAAP revenue was up year-over-year and down sequentially. Year-over-year revenue was up despite a $25.0 million benefit related to the contract amendment with Tainergy in the 2013 first quarter, due to higher solar project and materials sales. Sequentially, non-GAAP revenue was lower as a result of lower solar project sales which were only partially offset by higher solar materials and services sales. Non-GAAP revenue resulted from 76 MW of solar projects sold in the 2014 first quarter, compared to non-GAAP revenue from 206 MW in the 2013 fourth quarter and 45 MW in the 2013 first quarter. Of the 76 MW of non-GAAP revenue in the 2014 first quarter, 68 MW were direct sales and 8 MW were sale-leaseback transactions.

Segment non-GAAP operating loss increased year-over-year and decreased sequentially. Higher operating expenses related to growth initiatives and costs associated with holding rather than selling retained projects contributed to the lower year-over-year results. Fourth quarter 2013 included a charge of $15.2 million related to impairment of intangible assets.

Solar Project Pipeline, Backlog & Construction
The Solar Energy segment ended the 2014 first quarter with a project pipeline of 3.6 GW, up 173 MW compared to the prior quarter and up 916 MW from the year ago period. Backlog at March 31, 2014 was 1.0 GW, down 73 MW from the prior quarter. A solar project is classified as “pipeline” where SunEdison has a signed or awarded PPA or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed. A solar project is classified as “backlog” if there is an associated executed PPA or other energy off-take agreement, such as a feed-in-tariff. There can be no assurance that all pipeline or backlog projects will convert to revenue because in the ordinary course of our development business some fall-out is typical and certain projects will not be built.

As of March 31, 2014, 463 MW of the pipeline was under construction, compared to 504 MW as of December 31, 2013 and 135 MW as of March 31, 2013. Of the projects under construction, we expect to retain a majority on the balance sheet. “Under construction” refers to projects within pipeline and backlog, in various stages of completion, which are not yet operational.

Semiconductor Materials
Semiconductor Materials segment revenue for the 2014 first quarter was lower year-over-year and down slightly compared to the prior quarter. First quarter 2014 revenue was lower year-over-year due to lower average selling prices resulting from softness in the semiconductor industry and a less favorable sales mix. Prices were down across all diameters with the greatest revenue impact seen in large diameter wafers due to a competitive market environment. Revenue was relatively flat sequentially as higher volumes were more than offset by lower average selling prices, especially in large diameter wafers.

Compared to the 2013 first quarter, segment operating loss increased due to lower average selling prices, lower volume and a less favorable product mix, partially offset by improved operational efficiencies, manufacturing cost reductions and lower spending on salary, benefits and other administrative costs. The cost reductions and reduced spend are the result of restructuring efforts in connection with our previously announced plan to consolidate our semiconductor crystal operations. Sequentially, segment operating loss decreased as higher gross margin resulted from higher volume and yields, lower materials costs and lower operating expenses from the restructuring and other cost reduction initiatives.

Outlook
The company provided the following key metrics for the 2014 second quarter and revised metrics for full-year 2014. Assuming no significant worldwide economic issues in these periods, the company expects the following:

For the second quarter 2014:

•	Solar energy systems total non-GAAP sales volume in the range of 60 MW to 80 MW

•	Solar energy systems MW retained on the balance sheet between 100 MW and 120 MW

•	Solar energy systems MW completed between 160 MW and 200 MW

•	Fully developed solar energy systems average project pricing between $2.85/watt and $3.15/watt

For the full year 2014:

•	Solar energy systems total non-GAAP sales volume in the range of 460 MW to 580 MW

•	Solar energy systems MW retained on the balance sheet between 440 MW and 570 MW

•	Solar energy systems MW completed between 900 MW and 1150 MW

•	Fully developed solar energy systems average project pricing between $2.40/watt and $2.75/watt

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the Solar Energy segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our Solar Energy segment.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison’s direct sales and or its sale-leaseback transactions as well as related tax impacts.  Management has also determined that the non-GAAP measure of “free cash flow” is useful to help investors better understand the capital intensity of our business, including our project financing operations. For a complete description of our non-GAAP measures, see the non-GAAP reconciliation tables below.

Conference Call
SunEdison will host a conference call today, May 8, 2014, at 8:00 a.m. ET to discuss the company’s 2014 first quarter results and related business matters. A live webcast will be available on the company’s web site at www.SunEdison.com.
A replay of the conference call will be available from 10:00 a.m. ET on May 8, 2014, until 11:59 p.m. ET on May 22, 2014. To access the replay, please dial (320) 365-3844 at any time during that period, using pass code 326259. A replay will also be available on the company's web site at www.SunEdison.com.

About SunEdison
SunEdison is a global leader in semiconductor and solar technology. SunEdison has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison enables the next generation of high performance semiconductor devices and solar cells. SunEdison is also a developer of solar power projects and a worldwide leader in solar energy services. SunEdison’s common stock is listed on the New York Stock Exchange under the symbol “SUNE.” For more information about SunEdison, please visit www.SunEdison.com.

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements, including that for the first quarter of 2014, the company expects solar energy systems sold total non-GAAP sales volume to be in the range of 60 MW to 80 MW, solar energy systems MW retained on the balance sheet to be between 100 MW and 120 MW, total solar energy systems completed to be between 160 MW and 200 MW, and that fully developed solar energy systems average project pricing to be between $2.85/watt and $3.15/watt; that for the 2014 full year, the company expects solar energy systems sold total non-GAAP sales volume to be in the range of 460 MW to 580 MW, solar energy systems MW retained on the balance sheet to be between 440 MW and 570 MW, total energy systems completed to be between 900 MW and 1150 MW, and total solar energy systems average project pricing to be between $2.40/watt and $2.75/watt and that the company estimates compound annual growth rate through 2014 of 90% and MW completion to be in the range of 900 MW and 1150 MW. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for Solar Energy projects; market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate and realize the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States, Europe or elsewhere; the result of any Chinese government investigations of unfair trade practices in connection with polysilicon exported from the United States or South Korea into China; changes to accounting interpretations or accounting rules; existing or new regulations and policies governing the electric utility industry; our ability to convert solar project pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers or any of our suppliers; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems; quarterly fluctuations in our Solar Energy business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates; the potential initial public offering of the semiconductor business and the anticipated timing of such transaction, and the expected use of the proceeds received in the separation and other risks described in the company’s filings with the Securities and Exchange Commission; and the potential public offering of a yield co vehicle and the anticipated timing of such transaction. These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts:
Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

-tables to follow-

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions; except per share data)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Net sales	$546.5	$551.2	$443.6
Cost of goods sold	499.3	565.4	393.9
Gross profit	47.2	(14.2)	49.7
Operating expenses:
Marketing and administration	109.8	121.4	70.3
Research and development	12.9	17.0	17.4
Restructuring charges (reversals)	2.6	(5.2)	(4.5)
Long-lived asset impairment charges	—	37.0	—
Operating loss	(78.1)	(184.4)	(33.5)
Non-operating expense (income):
Interest expense	67.6	61.9	47.5
Interest income	(2.9)	(4.5)	(0.5)
Loss on convertible notes derivatives, net	451.8	—	—
Loss on early extinguishment of debt	—	75.1	—
Other, net	2.0	11.4	1.1
Total non-operating expense	518.5	143.9	48.1
Loss before income tax expense (benefit) and equity in earnings (loss) of joint venture	(596.6)	(328.3)	(81.6)
Income tax expense (benefit)	20.5	(22.4)	19.5
Loss before equity in earnings (loss) of joint venture	(617.1)	(305.9)	(101.1)
Equity in earnings (loss) of joint venture, net of tax	1.1	1.9	(0.3)
Net loss	(616.0)	(304.0)	(101.4)
Net loss attributable to noncontrolling interests	2.4	17.6	12.0
Net loss attributable to SunEdison stockholders	$(613.6)	$(286.4)	$(89.4)
Basic loss per share [*]	$(2.31)	$(1.07)	$(0.40)
Diluted loss per share [*]	$(2.31)	$(1.07)	$(0.40)
Weighted-average shares used in computing basic loss per share	267.1	266.7	231.3
Weighted-average shares used in computing diluted loss per share	267.1	266.7	231.3

[*] During the three months ended March 31, 2014 and 2013, the numerator of the EPS calculation was reduced by $(3.2) million and $(2.4) million, respectively, related to an interest in certain subsidiaries held by a non-affiliated third party.

RESULTS BY REPORTABLE SEGMENT
	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Net sales:
Solar Energy	$340.4	$339.6	$211.2
Semiconductor Materials	206.1	211.6	232.4
Consolidated net sales	$546.5	$551.2	$443.6
Operating loss:
Solar Energy	$(61.2)	$(151.8)	$(28.7)
Semiconductor Materials	(16.9)	(32.6)	(4.8)
Consolidated operating loss	$(78.1)	$(184.4)	$(33.5)

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$463.4	$573.5
Cash committed for construction projects	178.2	258.0
Restricted cash	63.2	70.1
Accounts receivable, net	312.5	351.5
Inventories	215.4	248.4
Solar energy systems held for development and sale	448.0	460.1
Prepaid and other current assets	453.0	423.4
Total current assets	2,133.7	2,385.0
Investments	32.1	41.1
Property, plant and equipment, net:
Non-solar energy systems, net of accumulated depreciation	1,101.4	1,108.7
Solar energy systems, net of accumulated depreciation	2,394.5	2,014.2
Restricted cash	94.4	73.8
Note hedge derivative asset	814.6	514.8
Other assets	595.4	542.9
Total assets	$7,166.1	$6,680.5

	March 31, 2014	December 31, 2013
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Current portion of Semiconductor Materials debt	$2.8	$2.8
Current portion of Solar Energy systems debt, including financing and capital leaseback obligations, including consolidated variable interest entities of $9.6 and $5.8 in 2014 and 2013, respectively	449.0	394.7
Accounts payable	818.8	867.7
Accrued liabilities	462.8	432.7
Deferred revenue for solar energy systems	112.5	154.7
Customer and other deposits	37.0	36.7
Total current liabilities	1,882.9	1,889.3
Solar Energy non-systems debt	879.7	868.2
Solar Energy systems debt, less current portion, including financing and capital leaseback obligations and including consolidated variable interest entities of $322.8 and $234.6 in 2014 and 2013, respectively	2,603.5	2,302.9
Semiconductor Materials debt, less current portion	7.8	7.6
Customer and other deposits	80.2	103.3
Deferred revenue for solar energy systems	121.6	90.0
Conversion option derivative liability	822.9	506.5
Warrant derivative liability	705.7	270.5
Other liabilities	298.3	301.0
Total liabilities	7,402.6	6,339.3

Stockholders’ (deficit) equity:
Common stock	2.7	2.7
Additional paid-in capital	471.8	457.7
Accumulated deficit	(781.5)	(168.0)
Accumulated other comprehensive loss	(48.6)	(60.0)
Treasury stock	(0.5)	(0.2)
Total SunEdison stockholders’ (deficit) equity	(356.1)	232.2
Noncontrolling interests	119.6	109.0
Total stockholders’ (deficit) equity	(236.5)	341.2
Total liabilities and stockholders’ (deficit) equity	$7,166.1	$6,680.5

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Cash flows from operating activities:
Net loss	$(616.0)	$(304.0)	$(101.4)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	62.0	75.9	60.8
Loss on early debt extinguishment	—	75.1	—
Long-lived asset impairment charges	—	48.3	—
Investment impairments	—	3.8	—
Stock-based compensation	8.6	7.2	7.2
Deferred revenue recognized	(50.0)	(35.2)	(1.1)
Loss on convertible notes derivatives, net	451.8	—	—
Expense for deferred taxes	(3.0)	(16.0)	(7.5)
Change in contingent consideration for acquisitions	—	5.6	—
Other non cash	2.4	(6.5)	(9.8)
Changes in operating assets and liabilities:
Accounts receivable	53.6	(8.9)	(60.5)
Inventories	31.5	(45.3)	18.6
Solar energy systems held for sale and development	(80.9)	(248.9)	(36.8)
Prepaids and other current assets	(31.3)	(185.5)	(16.1)
Accounts payable	(113.6)	140.7	(67.5)
Deferred revenue for solar energy systems	57.9	82.6	36.4
Customer and other deposits	(6.2)	(11.4)	(19.6)
Accrued liabilities	32.2	2.5	46.7
Other long term liabilities	(3.0)	1.2	6.8
Other	(11.2)	19.5	25.2
Net cash used in operating activities	(215.2)	(399.3)	(118.6)
Cash flows from investing activities:
Capital expenditures	(20.1)	(31.9)	(30.8)
Construction of solar energy systems	(326.4)	(204.0)	(47.4)
Cash paid for acquisitions, net of cash acquired	(14.1)	—	—
Proceeds from sale and maturities of investments	—	15.1	—
Net proceeds from equity method investments	0.2	—	11.7
Purchases of cost and equity method investments	(18.7)	(20.4)	(18.5)
Receipts from vendors for refundable deposits on long-term agreements and loans	—	0.5	—
Change in restricted cash, net	(14.2)	(24.8)	2.8
Change in cash committed for construction projects, net	80.8	(110.9)	2.7
Net cash used in investing activities	(312.5)	(376.4)	(79.5)

Cash flows from financing activities:
Proceeds from long-term debt	—	1,200.0	—
Proceeds from solar energy system financing and capital lease obligations	461.8	679.5	98.5
Repayments of solar energy system financing and capital lease obligations	(20.9)	(83.3)	(12.4)
Net repayments of customer deposits related to long-term supply agreements	—	(24.0)	(26.2)
Principal payments on long-term debt	—	(750.9)	—
Payments on early debt extinguishment	—	(52.4)	—
Payments for note hedge	—	(341.3)	—
Proceeds from warrant transactions	—	270.5	—
Cash paid for contingent consideration	(1.7)	(2.9)	(0.8)
Proceeds from noncontrolling interests	10.0	14.0	0.1
Common stock repurchased	—	—	(0.2)
Deferred financing fees	(31.5)	(61.8)	(8.1)
Other	1.7	0.9	—
Net cash provided by financing activities	419.4	848.3	50.9
Effect of exchange rate changes on cash and cash equivalents	(1.8)	(0.5)	(5.8)
Net (decrease) increase in cash and cash equivalents	(110.1)	72.1	(153.0)
Cash and cash equivalents at beginning of period	573.5	501.4	553.8
Cash and cash equivalents at end of period	$463.4	$573.5	$400.8

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions, except per share data and percentages) [A]

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Consolidated Non-GAAP Financial Measures
Non-GAAP net sales	$577.6	$960.7	$431.3
Non-GAAP gross margin	$21.7	$46.7	$41.8
Non-GAAP gross margin percentage	3.8%	4.9%	9.7%
Non-GAAP operating loss	$(103.6)	$(123.5)	$(41.4)
Non-GAAP net loss	$(64.2)	$(128.7)	$(35.5)
Non-GAAP fully diluted loss per share [*]	$(0.25)	$(0.48)	$(0.16)

Reconciliations of GAAP to Non-GAAP Measures
SunEdison, Inc. Consolidated
GAAP net sales	$546.5	$551.2	$443.6
Direct sales [B]	21.5	278.5	(14.9)
Financing sale-leasebacks [C]	9.6	131.0	2.6
Non-GAAP net sales	$577.6	$960.7	$431.3
GAAP gross margin	$47.2	$(14.2)	$49.7
Direct sales [B]	(21.5)	64.6	(4.1)
Financing sale-leasebacks [C]	(4.0)	(3.7)	(3.8)
Non-GAAP gross margin	$21.7	$46.7	$41.8
Non-GAAP gross margin %	3.8%	4.9%	9.7%
GAAP operating loss	$(78.1)	$(184.4)	$(33.5)
Direct sales [B]	(21.5)	64.6	(4.1)
Financing sale-leasebacks [C]	(4.0)	(3.7)	(3.8)
Non-GAAP operating loss	$(103.6)	$(123.5)	$(41.4)
GAAP net loss attributable to SunEdison stockholders	$(613.6)	$(286.4)	$(89.4)
Non-GAAP adjustments, net of tax [B, C, D and E]	549.4	157.7	53.9
Non-GAAP net loss	$(64.2)	$(128.7)	$(35.5)
GAAP fully diluted loss per share [*]	(2.31)	(1.07)	(0.40)
Non-GAAP adjustments, net of tax [B, C, D and E]	2.06	0.59	0.23
Non-GAAP fully diluted loss per share [*]	$(0.25)	$(0.48)	$(0.16)
Weighted-average shares used in computing diluted loss per share	267.1	266.7	231.3

[*] During the three months ended March 31, 2014 and 2013, the numerator of the EPS calculation was reduced by $(3.2) million and $(2.4) million, respectively, related to an interest in certain subsidiaries held by a non-affiliated third party.

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy segment. The Company believes that these non-GAAP measures represent important internal measures of performance for our Solar Energy business, and better reflect Solar Energy's results from operations and near term cash flows. Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the Solar Energy segment. SunEdison management uses these measures to manage the Solar Energy segment because it believes these measures are more representative of the operational health and performance of that segment. These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B] These non-GAAP measures include adjustments to revenue in the company’s Solar Energy business from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to our maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by us in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because we have historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and we have either received payment in full or maintains a valid and legal note receivable for the full sales price that we expect to collect within a short period after completion of the project.

[C] Adjustment relates to revenue from our sale-leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. It also includes progress of constructing solar energy systems for which we have executed binding sale agreements meeting non-real estate percentage of completion accounting requirements. Non-GAAP operating income reflects a margin in an amount that will equal to the difference between (a) the cash proceeds our financing partners in sale-leaseback transactions considered financings and (b) our total costs to construct the solar energy systems sold under the sale-leaseback transactions. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because we hvae continuing involvement with the system through a purchase option. This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D] Income tax has been calculated using the estimated effective tax rate for SunEdison in the jurisdictions giving rise to the related adjustments and assumes sale-leaseback deferred tax assets will be realized.

[E] Adjustment includes a non-cash net loss on derivative instruments of $451.8 million ($291.0 million, net of tax benefit) reported as a non-operating expense in accordance with GAAP for the three months ended March 31, 2014, as a result of the net change in the estimated fair values of the embedded conversion option, note hedge and warrant derivative instruments entered into in connection with the senior convertible notes offering completed in December 2013. There were no such adjustments for any prior periods. Management believes it is useful to exclude this net loss from our GAAP net loss and EPS as it is more representative of the results of the continuing operations in the respective reporting period. Excluding this net loss provides investors with a basis to compare the company's performance against the performance of other companies without a net non-cash loss on such derivative instruments. This non-GAAP measure should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP.

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions) [A]

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Non-GAAP Financial Measures
Solar Energy Segment Non-GAAP net sales	$371.5	$749.1	$198.9
Solar Energy Segment Non-GAAP operating loss	$(86.7)	$(90.9)	$(36.6)

Reconciliations of GAAP to Non-GAAP Measures
Solar Energy Segment:
Solar Energy GAAP net sales	$340.4	$339.6	$211.2
Direct sales [B]	21.5	278.5	(14.9)
Financing sale-leasebacks [C]	9.6	131.0	2.6
Solar Energy Non-GAAP net sales	$371.5	$749.1	$198.9
Solar Energy GAAP operating loss	$(61.2)	$(151.8)	$(28.7)
Direct sales [B]	(21.5)	64.6	(4.1)
Financing sale-leasebacks [C]	(4.0)	(3.7)	(3.8)
Solar Energy Non-GAAP operating loss	$(86.7)	$(90.9)	$(36.6)
[A], [B], [C] - See previous page

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

EBITDA CALCULATION [A]

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Net loss attributable to SunEdison stockholders	$(613.6)	$(286.4)	$(89.4)
Net interest expense	64.7	57.4	47.0
Depreciation and amortization	62.0	75.9	60.8
Income tax expense (benefit)	20.5	(22.4)	19.5
EBITDA [A]	$(466.4)	$(175.5)	$37.9

[A] EBITDA is a non-GAAP disclosure consisting of net loss attributable to SunEdison stockholders plus interest expense, net, depreciation and amortization and income taxes. The Company believes that EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the company’s financing documents.

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING
		March 31, 2014	December 31, 2013
Convertible senior notes due 2018, net of discount		$466.4	$460.0
Convertible senior notes due 2021, net of discount		413.3	408.3
Semiconductor Materials debt		10.6	10.3
Solar Energy recourse financing		59.3	60.2
Solar Energy non-recourse systems debt, including financing and capital leaseback obligations, current portion		445.6	393.2
Solar Energy non-recourse systems debt, including financing and capital leaseback obligations, less current portion		2,297.6	2,244.2
Solar Energy non-recourse acquisition facility		250.0	—
Total		$3,942.8	$3,576.2

NON-GAAP RECONCILIATION OF FREE CASH FLOW [A]
	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Net cash (used in) provided by operating activities	$(215.2)	$(399.3)	$(118.6)
Capital expenditures	(20.1)	(31.9)	(30.8)
Construction of solar energy systems	(326.4)	(204.0)	(47.4)
Proceeds from solar energy systems financing and capital leaseback obligations	461.8	679.5	98.5
Repayments of solar energy systems financing and capital leaseback obligations	(20.9)	(83.3)	(12.4)
Proceeds from noncontrolling interests	10.0	14.0	0.1
Free cash flow [A]	$(110.8)	$(25.0)	$(110.6)

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flow which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of a lease, resulting in a gain on sale that is deferred and not immediately included in net income (loss). Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income (loss).